Exhibit 10.3

TO:	The Purchasers of DIH Holding US, Inc. 8% Senior Secured Convertible Debentures

To Whom It May Concern:

This letter will confirm my agreement to vote all shares of DIH Holding US, Inc. (“DHAI”) voting stock over which I have voting control in favor of any resolution presented to the stockholders of DHAI pursuant to the terms of that certain Securities Purchase Agreement, dated August 7, 2025, among DHAI and the purchasers signatory thereto (the “Purchase Agreement”) and to approve the other agreements entered into in connection therewith or as otherwise may be required by the applicable rules and regulations of the Nasdaq Stock Market, Inc. (or any successor entity). This agreement is given in consideration of, and as a condition to the Purchasers to enter into such Securities Purchase Agreement and is not revocable by me.

[signatures on subsequent page]

By:
Name of Shareholder: DIH Technology Ltd
Percentage Beneficial Ownership:
Number of Voting Shares held:

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